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                                                                    EXHIBIT 4.28

                            CERTIFICATE OF FORMATION

                                       OF

                               AMERUS GROUP LLC II

            1. The name of the limited liability company is AmerUs Group LLC II.

            2. The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

            IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of AmerUs Group LLC II on this 7th day of July, 2005.

                           By: /s/ Mary E. Keogh
                               -----------------------
                           Name: Mary E. Keogh
                           Title: Authorized Person